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                                                                     EXHIBIT C-2

                                                                  EXECUTION COPY


                           MANAGEMENT VOTING AGREEMENT

         AGREEMENT, dated as of February __, 1998 by and between Green I Acquisition Corp., a Delaware corporation ("Purchaser"), and the other parties signatory hereto (each, a "Stockholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated the date hereof (as such agreement may be amended from time to time, the "Merger Agreement").

         WHEREAS, concurrently herewith, Purchaser and The GNI Group, Inc., a Delaware corporation (the "Company"), are entering into a Merger Agreement, pursuant to which Purchaser will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any Subsidiary of the Company or by Purchaser, (ii) Dissenting Shares and (iii) shares that will be retained pursuant to Section 1.07(c) of the Merger Agreement.

         WHEREAS, as a condition to Purchaser's entering into the Merger Agreement, Purchaser requires that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement with Purchaser.

         NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         Section 1. Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

         "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the

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Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

         "Company" has the meaning ascribed thereto in the recitals of this Agreement.

         "Company Common Stock" has the meaning ascribed thereto in the recitals of this Agreement.

         "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

         "Existing Shares" has the meaning ascribed thereto in Section 2(a)(i).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Merger" has the meaning ascribed thereto in the recitals of this Agreement.

         "Purchaser" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

         "Permitted Transferee" means in the case of any Stockholder, (a) a spouse or lineal descendent (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of such Stockholder or (b) any trust or estate the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the Persons described in clause (a) above.

         "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

         "Rollover Stockholders" means Carl V. Rush Jr., Titus H. Harris, III and Titus H. Harris, Jr.

         "Shares" means the Existing Shares, together with any shares of Company Common Stock acquired of record or beneficially by such Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise; provided, however, that in the event of a stock

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dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         "Stockholder" has the meaning ascribed thereto in the introductory paragraph to this Agreement.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Termination Date" has the meaning ascribed thereto in Section 10 of this Agreement.

         "Trustee" has the meaning ascribed thereto in Section 2(a)(i) of this Agreement.

         Section 2. Representations and Warranties of Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Purchaser as follows:

                  (a) (i) Such Stockholder is either (A) the record holder or beneficial owner of the number of, or (B) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee"), shares of Company Common Stock as is set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares").

                           (ii) On the date hereof, the Existing Shares set
                  forth opposite such Stockholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Stockholder. Such Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

                           (iii) Such Stockholder has sole power of disposition
                  with respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule I and sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                           (iv) Such Stockholder will have sole power of
                  disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by

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                  such Stockholder and will have sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such Stockholder is bound including, without limitation, any trust agreement, voting agreement, stockholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefore may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification. All necessary consents of any beneficiary of or holder of interest in any trust of which a Stockholder is Trustee to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

                  (c) Except for filings under the HSR Act, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Stockholder,
         (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may

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         be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

                  (d) Except for the shares of Company Common Stock identified in Schedule II hereto (the "Pledged Shares"), such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in his or her capacity as such.

                  (f) Such Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement with Purchaser.

         Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to each Stockholder as follows:

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

                  (b) Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by all required corporate action other than shareholder approval which shall be effected prior to the Effective Time. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification.


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                  (c) Except for the filing of a pre-merger notification and report form under the HSR Act, if required by applicable law, the execution and delivery of this Agreement do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and compliance by Purchaser with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser under, (i) any charter or by-laws of Purchaser,
         (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated by this Agreement.

         Section 4.        Agreement to Vote; Proxy

                  (a) Each Stockholder hereby, severally and not jointly, agrees that, until the Termination Date (as defined in Section 10), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the Stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing by Purchaser in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or ByLaws; (E) any other material change in the Company's corporate structure or business; or
         (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. Such

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         Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i) or (ii) of the preceding sentence. Notwithstanding the foregoing, it is agreed that the Stockholders will be permitted to vote for an Acquisition Proposal if the Merger Agreement is terminated by the Company pursuant to Section 6.01(e) of the Merger Agreement.

                  (b) EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS SET FORTH IN SECTION 4(a) ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

         Section 5. Certain Covenants of Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

                  (a) Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Purchaser or any Affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 4.06 of the Merger Agreement), provided, however, that the foregoing shall not restrict a Stockholder who is also a director of the Company from taking any actions in such Stockholder's capacity as a director, provided that any such actions do not violate
         Section 4.06 of the Merger Agreement. If any Stockholder in its capacity as such receives any such inquiry or proposal, then such Stockholder shall within 24 hours furnish Purchaser with an accurate description of the material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Prior to the Termination Date, no Stockholder shall, directly or indirectly (i) except pursuant to the terms of the Merger Agreement or this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or

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         enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Stockholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees to become bound by this Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

                  (c) Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. Each Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

                  (d) Subject to the terms and provisions of the Merger Agreement, in connection with the Merger, the Rollover Stockholders hereby agree to retain an aggregate of _______ shares of Surviving Corporation Common Stock held by and registered in the names of the Stockholders, and in the amounts opposite such names, set forth on
         Schedule III hereto, upon conversion of, and with respect to, _______ of such Rollover Stockholders' Shares (the "Rollover Shares") unless otherwise agreed with Purchaser.

                  (e) Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred to one or more Stockholders and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Stockholders who are Trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time and (ii) the Termination Date.


                  (f) The Rollover Stockholders shall take all actions necessary to cause any Rollover Shares that constitute Pledged Shares, prior to the Effective Time, to be free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  (g) Each Stockholder who will become a stockholder in the Surviving Corporation as a result of the Merger or the transactions contemplated thereby hereby

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         agrees to enter into a stockholders agreement, in form and substance satisfactory to Purchaser, prior to the Effective Time.


         Section 6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         Section 7. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

         Section 8. Stop Transfer. Each Stockholder agrees with, and covenants to, Purchaser that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

         Section 9. Rule 145 Affiliates. Each Stockholder who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Purchaser, on or prior to the Effective Time, a written agreement in form and substance acceptable to Purchaser, restricting the disposition of Rollover Shares.

         Section 10. Termination. The obligations of the Stockholders and the irrevocable proxy contained in Section 4(b) of this Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"); provided that the provisions of Sections 2, 3 and 11 and any claim for breach of any representation, warranty, covenant or other agreement under this Agreement shall survive the Effective Time and/or the Termination Date, as applicable.

         Section 11.  Miscellaneous.

                  (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

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         If to the Stockholders:    The GNI Group, Inc.
                                    2525 Battleground Road
                                    Deer Park, TX  77536
                                    Attn.:  President
                                    Telecopier: (281) 930-0350

         If to Purchaser:           Green Acquisition Corp.
                                    c/o 399 Venture Partners, Inc.
                                    399 Park Avenue
                                    14th Floor, Zone 4
                                    New York, NY  10043
                                    Attn:    Joseph M. Silvestri, Vice President
                                    Telecopier:  212-888-2940

         and:                       Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, NY  10178
                                    Attn:    Philip H. Werner, Esq.
                                    Telecopier: 212-309-6273

         or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  (c) The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the

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         parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

                  (e) This Agreement, including all exhibits, disclosure schedules and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

                  (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                  (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  (i) Notwithstanding anything herein to the contrary, no Person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Stockholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Stockholder's Shares.

                  (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

                  (k) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other

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

         than the State of New York, except to the extent that the General Corporation Law of the State of Delaware applies as a result of the Company being incorporated in the State of Delaware, in which case such General Corporation Law shall apply.

                  (l) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.




                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        GREEN I ACQUISITION CORP.


                                        By: /s/ Joseph Silvestri
                                           --------------------------
                                              Name: Joseph Silvestri
                                              Title: Vice President


                                        STOCKHOLDERS:


/s/ Carl v. Rush, Jr.                   /s/ Melissa M. Rush
----------------------------            -------------------------------
CARL V. RUSH, JR.                       Spouse
                                        Printed Name: Melissa M. Rush
                                                     ------------------

/s/ Titus H. Harris, III
----------------------------            -------------------------------
TITUS H. HARRIS, III                    Spouse
                                        Printed Name:
                                                     ------------------

/s/ Titus H. Harris, Jr.                /s/ Sue M. Harris
----------------------------            -------------------------------
TITUS H. HARRIS, JR.                    Spouse
                                        Printed Name: Sue M. Harris
                                                     ------------------

/s/ N.E. Dudney, M.D.                   /s/ Ruby Fay Dudney
----------------------------            -------------------------------
N.E. DUDNEY, M.D.                       Spouse
                                        Printed Name: Ruby Fay Dudney
                                                     ------------------

/s/ G. Stacy Smith
----------------------------            -------------------------------
G. STACY SMITH                          Spouse
                                        Printed Name:
                                                     ------------------

/s/ Dawn S. Born                        /s/ Christopher Born
----------------------------            -------------------------------
DAWN S. BORN                            Spouse
                                        Printed Name: Christopher Born
                                                     ------------------

/s/ Richard M. Cochrane                 /s/ JoAnn D. Cochrane
----------------------------            -------------------------------
RICHARD M. COCHRANE                     Spouse
                                        Printed Name: JoAnn D. Cochrane
                                                     ------------------

                                                                      SCHEDULE I


                                 EXISTING SHARES


Shareholder                                No. of Existing Shares       No. of Option Shares
-----------                                ----------------------       --------------------
Carl V. Rush, Jr.                                    5,000                     273,000

Titus H. Harris, III                                57,370                     159,370

Titus H. Harris, Jr.                               269,555 (1)                       0

N.E. Dudney, M.D.                                   44,959                           0

G. Stacy Smith                                      45,000 (2)                       0

Dawn S. Born                                         1,500                      75,000

Richard M. Cochrane                                  1,000 (3)                  72,200

(1) includes 106,500 shares of Common Stock owned by a family member as to which Mr. Harris disclaims any beneficial interest.

(2) These shares are beneficially owned by Walker Smith Capital, L.P. Mr. Smith is a 50% owner of WS Capital, L.L.C., which is sole general partner of Walker Smith Capital, L.P. Mr. Smith disclaims beneficial ownership of the shares of Common Stock owned by Walker Smith Capital, L.P. except to the extent of his pecuniary interest in W.S. Capital, L.L.C., which is equal to approximately 3,942 shares of Common Stock.

(3) in Individual Retirement Account

                                                                     SCHEDULE II

                                 PLEDGED SHARES
                                 --------------
SHAREHOLDER                                                NO. OF PLEDGED SHARES
-----------                                                ---------------------

Carl V. Rush, Jr.                                                    -0-

Titus H. Harris, III                                                 -0-

Titus H. Harris, Jr.                                             161,055(1)

N.E. Dudney, M.D.                                                 44,959

G. Stacy Smith                                                       -0-

Dawn S. Born                                                         -0-

Richard M. Cochrane                                                  -0-



(1)  Frost Bank

                                ROLLOVER SHARES


Stockholder                                              No. of Rollover Shares
-----------                                              ----------------------

Carl V. Rush, Jr.

Titus H. Harris, III

Titus H. Harris, Jr.

N.E. Dudney, M.D.

G. Stacy Smith

Dawn S. Born                                                       -0-

Richard M. Cochrane                                                -0-